Exhibit 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning her, him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she, he or it knows or has reason to believe that such information is inaccurate.

Date: February 12, 2021

OTR ACQUISITION SPONSOR LLC PC SPAC HOLDINGS, its Managing Member By: Purchase Capital Investments LLC, its sole member By: Purchase Capital LLC, its sole member

By:	/s/ Nicholas J. Singer
Name: Nicholas J. Singer
Title: Authorized Signatory

/s/ Nicholas J. Singer
Name: Nicholas J. Singer